UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

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FORM 8-K
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CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of report (date of earliest event reported): February 5, 2017

OWC PHARMACEUTICAL RESEARCH CORP.
(Exact Name of Registrant as Specified in its Charter)

Commission File No.: 0-54856

Delaware	98-0573566
(State of Incorporation)	(I.R.S. Employer Identification No.)

30 Shacham Street. P.O.B. 8324 Petach Tikva, Israel	4918103
(Address of Principal Executive Offices)	(ZIP Code)

Registrant's Telephone Number, including area code: 972 (0) 3-758-2657

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02 Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On February 5, 2017, OWC Pharmaceutical Research Corp. (the "Registrant") appointed Dr. Sharon Rozenblat as a Senior Advisor to the Scientific Advisory Board of the Registrant's wholly-owned Israeli subsidiary, One World Cannabis Ltd ("OWC Israel"). In her capacity as Senior advisor, Dr. Rozenblat will oversee, supervise and bring to fruition the commercial application of OWC Israel's cannabinoid-based medical skin treatment, as she leads the completion of the study of psoriasis, which commenced in November 2016.

Dr. Rozenblat has served as an independent consultant to companied engaged in the field of research and development, principally involving herbal products for the pharmaceutical and raw materials industries. Dr. Rozenblat has also assisted companies in the convergence of science and the commercial exploitation of innovative products based on botanicals.

Dr. Rozenblat has over 15 years of experience in research and development of the study and application of herbal extracts for medical products mainly in the field of dermatology. From 2007 through 2015, Dr. Rozenblat served as the Chief Scientist at Kamedis Ltd., located in Tel Aviv-Yafo, Israel, an herbal-based dermatological company that was founded in 1998 for development of products to treat skin conditions. As the Chief Scientist, Dr. Rozenblat was also Director of Kamedis' R&D Department, integrating traditional herbal knowledge with advanced pharmacology for the development of herbal-based products for the treatment of a variety of human dermatological conditions.

Prior to her position at Kamedis, Dr. Rozenblat served as Scientific Research Director of joint development projects funded by the Korea-Israel Industrial R&D Foundation (KORIL) and Israel-Singapore foundation (SIIRD) which resulted in numerous products and patents. Dr. Rozenblat was also the Scientific Director for the development of herbal extraction in an herbal production JV in Chengdu, China, during which she was involved in uncovering and utilizing agricultural elements and developing extraction techniques to create commercial products for the treatment of skin conditions.

Dr. Rozenblat received her PhD in biochemistry from Bar-Ilan University, Ramat Gan, Israel in 2007, graduating Magna Cum Laude in the field of "anti-cancer activity of Inula viscosa on melanoma (skin cancer) cells."

OWC Pharmaceutical Research Corp.

By:	/s/ Mordechai Bignitz
Name:	Mordechai Bignitz
Title:	Chief Executive Officer

Date: February 6, 2017